                                                                     EXHIBIT 8.1


                              FORM OF TAX OPINION
                       MID-AMERICAN ALLIANCE CORPORATION

                                                  ________________________, 2003

Citizens, Inc.
400 East Anderson Lane, 6th Floor
Austin, Texas 78752

         Re: Plan and Agreement of Merger among Mid-American Corporation, Citizens, Inc. and Citizens Acquisition, Inc.

Ladies and Gentlemen:

         Our opinion as expressed below is based upon the following documents ("Documents"): (1) the information contained in the proxy statement-prospectus dated _______________, 2003 (the "Proxy Statement") as filed with the Securities and Exchange Commission; (2) the Plan and Agreement of Merger (the "Plan") dated March 7, 2003, among Mid-American Alliance Corporation ("Mid-American"), Citizens, Inc. ("Citizens") and Citizens Acquisition, Inc. ("Acquisition"), together with the Exhibits thereto; and (3) officers' certificates provided by the officers of Citizens and Mid-American. Our opinion as expressed below is also based upon the Internal Revenue Code of 1986, as amended ("IRC"), the regulations promulgated thereunder and the current administrative positions of the Internal Revenue Service ("IRS") contained in published Revenue Rulings and Revenue Procedures, and existing judicial decisions, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions.

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         "Merger" refers to the transaction set forth in the Plan. Capitalized terms herein have the same meaning as in the Plan.

         The consequences described herein are not applicable to nonresident aliens, to foreign corporations, to debtors under the jurisdiction of a court in a case under Title 11 of the United States Code or in a receivership, foreclosure or similar proceeding, to shareholders that are real estate investment trusts, to shareholders that are regulated investment companies, to shareholders that are tax exempt persons, to shareholders that are persons that hold their Mid-American Common Stock as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, to shareholders that are investment companies within the meaning of IRC Section


                                     8.1-1

351(e), to shareholders who are dealers in securities, to shareholders who do not hold their common stock as capital assets, to shareholders who are financial institutions or insurance companies, or to shareholders who acquired or will acquire their shares in connection with stock option or stock purchase plans or in other compensatory transactions.


       The principal reasons for the Merger can be summarized as follows:

                  (1) to become part of a combined entity with greater financial strength and an enhanced competitive position as compared to the separate entities;

                  (2) to achieve improved capitalization and economies of scale; and

                  (3) to provide greater liquidity to Mid-American shareholders.

         This letter is conditioned on the accuracy of the factual information, assumptions and representations contained in the Proxy Statement and provided by Citizens and Mid-American, including the principal reasons for the Merger expressed above and the following:


                  (1) that Citizens and Mid-American, in arriving at the method used to determine the number of shares of Citizens Class A Voting Common Stock to be received by each Mid-American shareholder, attempted in good faith to value the Mid-American Common Stock to be transferred and to value the Citizens Class A Voting Common Stock to be exchanged for such Mid-American Common Stock in an effort to ensure that each shareholder receiving Citizens Class A Voting Common Stock pursuant to the Merger receives a number of shares of such stock approximately equal in value to the Mid-American Common Stock exchanged therefor;


                  (2) that prior to the Merger, Citizens will be in control of Acquisition within the meaning of IRC Section 368(c);


                  (3) that following the Merger, Mid-American will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and as of September 1, 2002, and at least 90 percent of the fair market value of Acquisition's net assets and at least 70 percent of the fair market value of Acquisition's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Mid-American to dissenters, amounts paid by Mid-American to shareholders who receive cash or other property, amounts used by Mid-American to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Mid-American will be included as assets of Mid-American immediately prior to the Merger, which it does not hold after the Merger;


                  (4) that Mid-American has no plan or intention to issue additional shares of its stock that would result in Citizens losing control of Mid-American within the meaning of IRC Section 368(c);

                                     8.1-2

                  (5) that none of Citizens, Mid-American, any entity related thereto as described in Treasury Regulation Section 1.368-1(e) or shareholder thereof, have any plan or intention to redeem or otherwise reacquire any Citizens Class A Voting Common Stock to be issued to Mid-American shareholders in the Merger, and will not so redeem or otherwise reacquire such stock;

                  (6) that Citizens has no plan or intention to liquidate Mid-American; to merge Mid-American with or into another corporation; to sell or otherwise dispose of the stock of Mid-American except for transfers of stock to corporations controlled by Citizens, as defined in IRC Section 368(c); or to cause Mid-American to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Mid-American, as defined in IRC Section 368(c);

                  (7) that following the Merger, Citizens will continue the historic business of Mid-American or use a significant portion of its historic business assets in a business;

                  (8) that Citizens, Acquisition, Mid-American and Mid-American shareholders will assume and pay their respective reorganization expenses, if any, incurred in connection with the Merger;

                  (9) that there is no corporate indebtedness between Citizens and Mid-American or between Acquisition and Mid-American that was issued, acquired or will be settled at a discount;

                  (10) that Acquisition will have no liabilities assumed by Mid-American, and will not transfer to Mid-American any assets subject to liabilities, in the Merger;

                  (11) that in the Merger, shares of Mid-American Common Stock representing control of Mid-American, as defined in IRC Section 368(c), will be exchanged solely for voting Common Stock of Citizens. For purposes of this representation, shares of Mid-American Common Stock exchanged for cash or other property originating with Citizens will be treated as outstanding Mid-American Common Stock on the date of the Merger;

                  (12) that on the Effective Date of the Merger, Mid-American will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Mid-American that, if exercised or converted, would affect Citizens' acquisition or retention of control of Mid-American, as defined in IRC Section 368(c);


                  (13) that Citizens (i) does not directly own, nor has it directly owned during the past five (5) years, any shares of Mid-American Common Stock and (ii) does not indirectly own through its subsidiaries, nor has it indirectly owned through its subsidiaries during the past five (5) years, more than 11.9% of the shares of Mid-American Common Stock;


                  (14) that neither Citizens nor Mid-American are investment companies as defined in IRC Section 368(a)(2)(F)(iii) and (iv);

                                     8.1-3

                  (15) that neither Citizens nor Mid-American are under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3)(A);


                  (16) that the Merger will be consummated and qualify as a statutory merger in full compliance with Missouri law, subject to the perfection of dissenters' rights, if any, and will be consummated in accordance with the terms of the Plan;


                  (17) that in the event more than 2.5 percent of the shareholders of Mid-American dissent to the Merger, Citizens would exercise its option not to proceed with the Merger (as permitted under the Plan) and the Merger consequently would not be consummated;


                  (18) that no Mid-American Common Stock will be acquired for consideration other than solely Citizens Class A Voting Common Stock. For purposes of this representation, Mid-American Common Stock redeemed for cash or other property furnished by Citizens will be considered as acquired by Citizens. Further, no liabilities of Mid-American, any Mid-American subsidiary or of the Mid-American shareholders will be assumed by Citizens, nor will any of the Mid-American Common Stock be subject to any liabilities;


                  (19) that Citizens will not assume or repay any Mid-American debt guaranteed by Mid-American shareholders nor will Citizens assume or repay any outstanding loans between Mid-American and its shareholders;

                  (20) that no compensation or agreement for services received by any shareholder of Mid-American, or any entity related to a Mid-American shareholder, will be separate consideration for, or allocable to, any of their shares of Mid-American Common Stock; no shares of Citizens Class A Voting Common Stock received by any Mid-American shareholder, or any entity related to any Mid-American shareholder, will be separate consideration for, or allocable to, any employment agreement or compensation agreement; and the compensation paid to any Mid-American shareholder, or any entity related to a Mid-American shareholder, will be for services actually performed, will be reasonable in light of the services to be performed and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;




                  (21) that on the Effective Date of the Merger, the fair market value of the assets of Mid-American will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject; and



                  (22) that no income tax filing, return or reporting position will be taken by Mid-American or Mid-American Shareholders inconsistent with the treatment of the Merger as a reorganization under IRC
         Section 368(a).


                                     8.1-4

         For purposes of rendering this opinion, we have assumed that the Documents provide a true, complete and accurate description of all relevant facts and circumstances surrounding the Merger and all such facts will be true, complete and accurate at all relevant times. In rendering this opinion, we are relying on, and the opinion is expressly conditioned on, the Merger being carried out in all material respects, and in the same form, as described in the Documents. This opinion will be signed on the Effective Time of the Merger.


         Jones & Keller has made no independent verification of any of the facts and representations set forth in the Documents, and therefore, has relied upon the completeness, correctness and accuracy of the Documents for purposes of rendering this opinion. While Jones & Keller may have had discussions with management personnel of Citizens and Mid-American in connection with rendering this opinion, (i) the substance of those discussions is in all material respects reflected in the Citizens Officer's Certificate and the Mid-American Officer's Certificate, (ii) the management personnel of Citizens and Mid-American have imparted no information materially additional to, or inconsistent with, that contained in the Citizens Officer's Certificate and the Mid-American Officer's Certificate, (iii) Jones & Keller has assumed that any information imparted in such discussions with management personnel is true, and has not made (and has at no time had any means of making) any independent verification of any information imparted in such discussions, and (iv) the issuance of this opinion shall not imply anything to the contrary of (i) - (iii) preceding. For purposes of rendering this opinion, Jones & Keller has assumed that all representations or warranties (including representations as to future conduct, e.g. that no inconsistent filing or return position will be taken) qualified by "to the knowledge of," "belief," "expect" or similar qualifications are true without any such qualification, and that future conduct will occur consistently with such knowledge, belief, expectation or similar qualification.


         The opinion expressed below is rendered only with respect to the specific matters described herein, and we express no opinion, and no opinion should be implied or inferred, with respect to any other federal income tax aspects of the Merger beyond the matters expressly stated. Shareholders residing or conducting business in foreign countries, states or municipalities having tax laws could be required to pay tax with respect to the Merger in those countries, states or municipalities. We do not express any opinion as to foreign, state or local tax consequences of the Merger. We do not opine as to the taxable or nontaxable status of any previous transactions not part of the Merger. We do not express any opinion regarding alternative minimum tax issues, employee benefit issues, consolidated return issues or IRC Section 306 or 382 consequences of the Merger, nor do we express an opinion on the valuations of Mid-American or Citizens assets or common stock or the ratio of exchange of Mid-American Common Stock for Citizens Class A Voting Common Stock. Should any of the facts, circumstances or assumptions specified herein be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.

         Accordingly, in our opinion:

                  (1) The Merger will constitute a reorganization within the meaning of IRC Section 368(a) and Citizens, Acquisition and Mid-American will each be a "party to a


                                     8.1-5
         reorganization" within the meaning of IRC Section 368(b). No gain or loss will be recognized by the shareholders of Mid-American solely upon the exchange of their shares of Mid-American Common Stock for shares of Citizens Class A Voting Common Stock. IRC Section 354(a).

                  (2) The tax basis of the shares of Citizens Class A Voting Common Stock received by a shareholder of Mid-American will be the same as the basis of the Mid-American Common Stock surrendered in exchange therefor by that shareholder in the Merger. IRC Section 358(a); Treasury Regulation Section 1.358-1(a).

                  (3) The holding period of the shares of Citizens Class A Voting Common Stock received by a shareholder of Mid-American will include the period during which such shareholder held the Mid-American Common Stock exchanged therefor, to the extent that such stock was held by the shareholder as a capital asset on the date of the consummation of the Merger. IRC Section 1223(1).

                  (4) Cash received by Mid-American shareholders who properly exercise their dissenters' rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the Mid-American Common Stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares was greater than one year. It is possible, that for some Mid-American shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. IRC Sections 302, 301.

         Each shareholder of Mid-American must file pursuant to Treasury Regulation Section 1.368-3(b), with his or her income tax return for the year in which the Merger is consummated, a statement which provides details relating to the property transferred and securities received in the Merger.

         The preceding discussion and opinions are based on our interpretations of the facts and assumptions, based on the IRC, the regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change by subsequent regulatory, administrative, legislative or judicial actions which could have an adverse effect on the validity of our opinion. In addition, our opinion is based on the information contained in the Documents and assumes that the facts, assumptions and representations contained therein could, in fact, be established in a court of law in accordance with the appropriate governing laws and burdens of proof.

         This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinion set forth herein. The opinion merely represents our interpretation of existing federal income tax law, and is not binding on the IRS or any court of law. No ruling has been, or will be, sought from the Internal Revenue Service as to the Federal tax consequences of the

                                     8.1-6

Merger. No assurance can be given that the IRS would not adopt a position contrary to our opinion and prevail in a court of law.

         If the Merger is transacted as outlined in the facts given, the material tax issues addressed singularly and in the aggregate will more likely than not be upheld under challenge by the IRS.

         Each Mid-American shareholder should consult his own qualified tax advisor to evaluate the tax effects of the Merger based on his personal facts and circumstances.


         We hereby consent to the use of this opinion as part of the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Proxy Statement-Prospectus constituting a part of the Registration Statement.



                                                     Very truly yours,


                                                     JONES & KELLER, P.C.

                                     8.1-7